Exhibit 10.3

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated the 30th day of June, 2003, and entered into by and between Sylvan Learning Systems, Inc., a Maryland corporation (“Tenant”), and Educate Operating Company, LLC, a Delaware limited liability company (“Subtenant”).

EXPLANATORY STATEMENT

A. Pursuant to the Lease Agreement dated April 14, 2000, as amended by the First Amendment of Lease dated June 2000, the Second Amendment of Lease dated January 31, 2002, and the Third Amendment of Lease dated November 8, 2002 (collectively, the “Lease”), Tenant has leased from Harbor East Parcel C – Commercial, LLC, a Maryland limited liability company (the “Landlord”), 114,942 rentable square feet of space in the building located at 1001 Fleet Street, Baltimore, Maryland 21202 (the “Leased Premises”).

B. Subtenant desires to sublease from Tenant an agreed upon 57,471 rentable square feet of the Leased Premises as more particularly described on Exhibit A attached hereto (the “Subtenant’s Premises”), and to have certain non-exclusive rights to use the Common Areas and certain exclusive rights to use two spaces (designated as “Sylvan Only Parking” or similar wording in accordance with Section 29(a) of the Lease) and certain non-exclusive rights to use certain of the Parking Facilities and other parking spaces, all upon the terms and subject to the conditions hereinafter set forth. Tenant desires to sublease the Subtenant’s Premises to Subtenant and to grant to Subtenant certain non-exclusive rights to use the Common Areas and certain exclusive rights and non-exclusive rights to use certain of the Parking Facilities and other parking spaces, all upon the terms and subject to the conditions hereinafter set forth.

C. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual entry into this Sublease by the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto: (i) Tenant hereby subleases to Subtenant and Subtenant hereby subleases from Tenant the Subtenant’s Premises; and (ii) Tenant hereby grants and Subtenant hereby accepts the non-exclusive right to use the Common Areas and certain of the Parking Facilities and other parking spaces, all upon the terms and subject to the conditions hereinafter set forth:

1. Term.

1.1 Term. The term of this agreement (the “Term”) shall commence upon the mutual execution and delivery of this Sublease (the “Commencement Date”) and shall expire on August 30, 2011, or such earlier date on which this Sublease may be terminated pursuant to the terms hereof (the “Expiration Date”). Subtenant shall accept possession of the Subtenant’s Premises in the condition the same were in as of the date of the Agreement (as hereinafter defined), ordinary wear and tear excepted.

1.2 Termination of Lease. Subject to the provisions of any nondisturbance agreement that may be entered into by and between Landlord and Subtenant, if the Lease terminates for any reason, this Sublease shall terminate and, except as expressly provided herein, no party hereto shall have any right hereunder against the other party hereto on account thereof; provided, however, that nothing in the foregoing provisions of this sentence shall be deemed in any way to alter or impair any liability that any party hereto may have to the other party accruing before such termination. If Landlord has granted nondisturbance to Subtenant, Subtenant shall attorn to Landlord as its sublessor pursuant to the then applicable terms of this Sublease for the remaining term hereof. Thereafter, Tenant shall be relieved of all liability with respect to this Sublease or with respect to Subtenant other than liability accruing prior to such attornment. Subject to (a) force majeure conditions and events and (b) breaches of or defaults under the Lease that arise out of the acts or omissions of Subtenant, its agents, contractors, employees, or invitees, Tenant agrees to comply with and perform Tenant’s duties and obligations under the Lease prior to the expiration of any notice and/or cure period applicable thereto.

1.3 Option to Extend Term. In the event that Tenant is negotiating to renew the Lease, and the Rent Per Square Foot for the first year of the Renewal Period is determined pursuant to Section 35 of the Lease, then Tenant shall notify Subtenant in writing of such determination within five (5) business days after the Rent Per Square Foot is determined (the “Renewal Notice”). The Renewal Notice shall also set forth the Rent Per Square Foot. By written notice to Tenant within ten (10) business days after Subtenant receives the Renewal Notice, Subtenant shall irrevocably notify Tenant whether or not Subtenant will extend the Term for the Renewal Period in the event Tenant elects to extend the term of the Lease for the Renewal Period (it being expressly agreed that Subtenant’s mere election to so extend the Term for the Renewal Period shall not in and of itself obligate Tenant to extend the term of the Lease for the Renewal Period). If Subtenant irrevocably notifies Tenant in a timely manner that Subtenant will extend the Term for the Renewal Period, and Tenant in fact elects to extend the term of the Lease for the Renewal Period, then so long as Tenant notifies Subtenant in writing of Tenant’s agreement with Landlord to extend the term of the Lease for the Renewal Period on or before the later of (a) the date that is forty (40) days after the date on which Tenant provided Subtenant with the Renewal Notice and (b) the date that is three hundred fifty-five (355) days before the expiration of the Initial Term of the Lease, the Term shall be extended for the Renewal Term on all the terms and conditions set forth in this Sublease (as the Sublease Rent, as hereinafter defined, may be adjusted as set forth in Section 2.1 below to reflect the “Basic Rent” under the Lease in effect during the Renewal Period).

2. Rents.

2.1 Throughout the Term of this Sublease, Subtenant shall pay, on the first day of every month, without prior notice or demand and without set-off or reduction, as rental for the Subtenant’s Premises, the sum equal to one-twelfth (1/12th) of the annual Sublease Rent, as hereinafter defined. If the Term commences on a date other than the first day of a month, Sublease Rent for the period commencing on the first day of the Term and continuing for the remainder of such month shall be prorated at the rate of one-three hundred sixtieth (1/360th) of the annual Sublease Rent per day and shall be due and payable on the commencement of the Term. Sublease Rent is defined as the product of: (i) the annual per square foot cost incurred by Tenant in operating the Leased Premises, which is comprised of (a) the “Basic Rent” under the Lease (as the same may from time to time be reduced pursuant to Section 37 of the Lease), (b) the “Operating Expenses” under the Lease, (c) net parking expenses, and (d) at any time that Tenant’s facilities department is providing facilities services to the Subtenant’s Premises as more particularly set forth in Section 7.13 below, the cost of facilities services; multiplied by (ii) the agreed upon number of rentable square feet in the Subtenant’s Premises as provided in Recital B above. For calendar year 2003, the annual Sublease Rent shall be $24.00 per square foot. Thereafter, Tenant shall provide annual notice to Subtenant of any adjustment to the Sublease Rent. Any such adjustment shall be solely the result of changes in the amount of the Basic Rent and/or Operating Expenses paid by Tenant to Landlord in accordance with the Lease (other than charges for Tenant’s Insulation, which shall not be included), net parking expenses and/or changes in facilities services expenses. In the event there is a reconciliation adjustment to Tenant’s Rent paid for the Leased Premises (credit or additional billing due) during any calendar year, Tenant shall provide the reconciliation amount along with the annual notice that sets forth the Sublease Rent for the following year, and appropriate payments shall be made between the parties within a reasonable time. In addition, Tenant shall provide detailed support of any adjustment to the Sublease Rent, which may include, if requested by Subtenant, any applicable back-up reasonably obtainable from Landlord.

2.2 In the event that Subtenant timely requests in writing that Tenant exercise its right pursuant to Section 3(c) of the Lease to audit the Annual Operating Expense Statement for a particular year, and delivers to Tenant concurrently therewith a statement setting forth Subtenant’s justification for auditing the Annual Operating Expense Statement for such year, Tenant shall in good faith consider Subtenant’s request. If Tenant audits the Annual Operating Expense Statement for a particular year at Subtenant’s request, then, unless Landlord pays for the cost of such audit as more particularly set forth in the Lease, Subtenant shall reimburse Tenant, as additional rent, for the costs of such audit. In the event that such audit reveals an overpayment of Operating Expenses, Tenant shall credit the portion of such overpayment allocable to the Subtenant’s Premises against the monthly installment(s) of Sublease Rent next due and payable.

3. Subtenant’s Obligations.

3.1 Subtenant shall use and operate the Subtenant’s Premises in accordance with Tenant’s covenants and conditions of the Lease, a copy of which has been provided by Tenant. Without limiting any other provision of this Sublease or the Lease, Subtenant shall take good care of the Subtenant’s Premises, suffer no waste or injury thereto and shall comply with all laws, orders and regulations which are imposed on Tenant, as tenant under the Lease, and are applicable to the Subtenant’s Premises and/or Subtenant’s use thereof. The terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements of the Lease are incorporated into this Sublease by reference and made a part hereof as if herein set forth at length, and shall, as between Tenant and Subtenant (as if they were the landlord and tenant, respectively, under the Lease and as if the premises actually being sublet hereby were the Premises demised under the Lease), constitute the terms of this Sublease, including without limitation, the late payment fee and interest on past due rent, except to the extent that they do not relate to the Subtenant’s Premises and the period of the Term, or are inapplicable to, or modified or eliminated by, or otherwise addressed by, the terms of this Sublease. Notwithstanding the foregoing provisions of this Section 3.1 to the contrary, it is expressly understood and agreed that Sections 2, 2A, 3(c), 5(a), 5(d) and 5(i), the first sentence of Section 5(f), the last sentence of Section 5(h) and Sections 6(d)(i), 7(b), 10(b), 10(d), 12, 20, 28, 29, 35, 36, 37, 38, 39 and 41 of the Lease and Exhibit B thereto shall not be applicable with respect to this Sublease or the Subtenant’s Premises; however, upon Subtenant’s written request from time to time, Tenant shall exercise reasonable efforts to cause Landlord to perform its obligations under Sections 5(a), 5(d), 5(i) and 7(b) of the Lease. Tenant and Subtenant each covenants and agrees that it shall not do anything that would constitute a default under the Lease or omit to do anything that it is obligated to do under the terms of this Sublease so as to cause a default under the Lease.

3.2 Except as expressly set forth in this Sublease (including, without limitation, Section 7.13 below), Tenant shall not be obligated to furnish to the Subtenant’s Premises any services or utilities of any nature whatsoever, including without limitation, heat, electricity, air conditioning, elevator service, cleaning, window washing or trash removal services; however, Tenant shall exercise commercially reasonable efforts to obtain such utilities and services for the Subtenant’s Premises from Landlord pursuant to and in accordance with the terms of the Lease.

3.3 Tenant represents and warrants to Subtenant as of the Commencement Date that: (i) a complete and accurate copy of the Lease and the Parking Agreement (as hereinafter defined) are attached hereto as Exhibit B; (ii) to Tenant’s Knowledge (as hereinafter defined), the Subtenant’s Premises are in material compliance with all Legal Requirements and are in good working order and condition; (iii) the Lease is in full force and effect; (iv) Tenant is not in default under the Lease and (v) to Tenant’s Knowledge, Landlord in not in default under the Lease. The term “Tenant’s Knowledge” shall have the same meaning given the term “Seller’s Knowledge” in the Agreement.

4. Assignment and Subletting.

4.1 Subtenant shall not assign this Sublease or sublet the Subtenant’s Premises without the prior written consent of Tenant, which consent shall not be unreasonably withheld, but which consent shall be subject to Landlord’s approval to the extent such approval is required by the terms and conditions of the Lease.

4.2 Notwithstanding anything contained in Section 4.1 above to the contrary, Tenant’s prior written consent shall not be required for an assignment of this Sublease or further subletting of all or any portion of the Premises: (i) to a corporation or other business entity (herein sometimes referred to as a “successor corporation”) to which a majority of the assets of Subtenant may be transferred or sold, provided that (1) the successor corporation shall assume in writing all of the obligations and liabilities of Subtenant under this Sublease, (2) Subtenant gives Tenant ten (10) business days prior written notice of such assignment or subletting and (3) no default has occurred under this Sublease beyond any applicable cure period; or (ii) to a corporation or other business entity (herein sometimes referred to as a “related corporation”) that shall control, be controlled by or be under common control with Subtenant, provided that (1) the related corporation shall assume in writing all of the obligations and liabilities of Subtenant under this Sublease, (2) Subtenant gives Tenant ten (10) business days prior written notice of such assignment or subletting and (3) no default has occurred under this Sublease beyond any applicable cure period. In the event of any such assignment or subletting, Subtenant shall remain fully liable as a primary obligor for the payment of rent and other charges required hereunder and for the performance of obligations to be performed hereunder. For purposes of subparagraph (ii) above, “control” shall be deemed to be the ownership of fifty percent (50%) or more of the stock or other voting interest of the controlled corporation or other business entity. Together with Subtenant’s notice to Tenant pursuant to this Section 4.2, Subtenant shall submit to Tenant sufficient information regarding the transaction as is reasonably necessary for Tenant to confirm that the transaction meets the qualifications set forth in this Section 4.2. This Section 4.2 shall not be construed to modify the obligation that Subtenant obtain Landlord’s consent to any such transaction, to the extent such approval is required by the terms and conditions of the Lease.

5. Insurance and Indemnification.

5.1 Coverage. During the Term, Subtenant, at no cost and expense to Tenant, shall maintain in effect the types of insurance coverage described in this Section 5.1.

5.1.1 Extended Coverage Insurance. “All Risk” insurance on the Subtenant’s Premises and the contents of Subtenant’s Premises (including, without limitation, against loss or damage by fire and against loss or damage by other “extended coverage” type risks (other than flood, hurricane, and earthquake), in an amount which shall at all times be not less than ninety percent (90%) of the actual replacement cost of the Subtenant’s Premises).

5.1.2 Liability Insurance. Commercial general liability insurance naming Tenant as an additional insured and insuring Subtenant and Tenant against any and all claims for damages to persons or property or for loss of life or of property occurring upon, in or about the Subtenant’s Premises, with a limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate.

5.1.3 Waiver of Subrogation. Tenant hereby releases Subtenant to the limits of the coverage of the insurance policies held or required to be held by Tenant under the Lease with respect to any claim (including a claim for negligence) which it might otherwise have against Subtenant for loss, damage or destruction with respect to its property. Subtenant hereby releases Tenant and Landlord to the limits of the coverage of the insurance policies held or required to be held by Subtenant under this Sublease with respect to any claim (including a claim for negligence) which it might otherwise have against Tenant and Landlord for loss, damage or destruction with-respect to its property.

5.2 Indemnity. Subtenant shall and does hereby agree to indemnify, defend and hold Tenant harmless from and against any harm, claims, losses, actions, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Claims”) arising out of the use or occupation of the Subtenant’s Premises and/or Subtenant’s Rooftop Space (as hereinafter defined), if any, or out of the failure of Subtenant to perform the obligations of Subtenant under this Sublease, excluding any Claims based on conditions on or about the Subtenant’s Premises to the extent: (i) such conditions relate to Hazardous Materials; (ii) such conditions exist on the Commencement Date; and (iii) such conditions are addressed by the indemnification found in that certain Asset Purchase Agreement dated on or about the date hereof between Tenant and Subtenant (the “Agreement”); and further excluding any Claims to the extent that such Claims are the result of the negligence or willful misconduct of Tenant, or its agents, contractors, employees, or invitees. In addition to, and not in limitation of the foregoing, wherever the Tenant as tenant under the Lease has agreed to indemnify the Landlord, so in this Sublease, Subtenant likewise agrees to indemnify Tenant and Landlord with respect to the acts or omissions of Subtenant or its agents, contractors, employees, or invitees and/or Subtenant’s use or occupancy of the Subtenant’s Premises. Tenant shall and does hereby agree to indemnify, defend and hold Subtenant harmless from and against any Claims arising out of the use or occupation of the portion of the Leased Premises used or occupied by Tenant (i.e., as opposed to portions of the Leased Premises sublet to Subtenant or other persons or entities), out of the negligent exercise of Tenant’s rights under Section 7.1 below, and out of the failure of Tenant to perform the obligations of Tenant under this Sublease, excluding any Claims based on conditions on or about Subtenant’s Premises to the extent: (i) such conditions relate to Hazardous Materials; (ii) such conditions exist on the Commencement Date; and (iii) such conditions are addressed by the indemnification found in the Agreement; and further excluding any Claims to the extent that such Claims are the result of the negligence or willful misconduct of Subtenant, or its agents, contractors, employees, or invitees. If any Claim or other matter described in this Section 5.2 is covered by insurance, the parties agree that they shall look to such insurance to the extent thereof before proceeding with any action under this section. Notwithstanding anything to the contrary contained in this Sublease, in no event shall Tenant or Subtenant be liable to the other for any punitive, consequential or other indirect damages (it being agreed, however, that any damages claimed against Tenant by Landlord as a result of the acts or omissions of Subtenant or its agents, contractors, employees, or invitees shall not be considered punitive, consequential or otherwise indirect).

6. Default and Remedies.

6.1 Remedies Upon Default. In the event Subtenant shall at any time be in default in the payment of Sublease Rent or other charges herein required to be paid by Subtenant or in the observance or performance of any of the other covenants and agreements required to be performed and observed by Subtenant hereunder and any such default shall continue for a period of five (5) days after written notice to Subtenant for monetary obligations and thirty (30) days after written notice to Subtenant for all other obligations (except where such default requires more than thirty (30) days to cure, and Subtenant has begun such cure within said thirty (30) days and is diligently prosecuting the same to completion, in which case Subtenant shall be granted such additional time, up to an additional sixty (60) days, as is reasonably necessary to effect such cure); provided, however, that, in all events, with respect to a default under this Sublease that also constitutes a default under the Lease, (i) Tenant shall send to Subtenant a copy of any default notice relating thereto promptly after the same is received by Tenant from Landlord and (ii) Subtenant’s cure period with respect thereto shall expire five (5) business days before the expiration of the corresponding cure period afforded Tenant under the Lease), then Subtenant shall be in default hereunder and Tenant shall be entitled to: (i) terminate this Sublease and the tenancy created hereby and remove Subtenant from the Subtenant’s Premises;

(ii) bring suit for the collection of rent and/or other amounts for which Subtenant may be in default; (iii) bring suit for the performance of any other covenant or agreement of Subtenant hereunder; and/or (iv) exercise all other rights and remedies available to it at law or in equity, each of which may be exercised consecutively or concurrently. In the event Tenant shall at any time be in default in the observance or performance of any of the covenants and agreements required to be performed and observed by Tenant hereunder and any such default shall continue for a period of thirty (30) days after written notice to Tenant (except where such default requires more than thirty (30) days to cure, and Tenant has begun such cure within said thirty (30) days and is diligently prosecuting the same to completion, in which case Tenant shall be granted such additional time as is reasonably necessary to effect such cure), then Tenant shall be in default hereunder and Subtenant shall be entitled to: (I) terminate this Sublease and the tenancy created thereby; (II) bring suit for the collection of amounts for which Tenant may be in default; (III) bring suit for the performance of any other covenant or agreement of Tenant hereunder; and/or (IV) exercise all other rights and remedies available to it at law or in equity, each of which may be exercised consecutively or concurrently. Time is of the essence as to the obligations contained in this Sublease.

6.2 Attorneys’ Fees. In the event that either party hereto commences any suit for the collection of any amounts which may be due it hereunder, or for the performance of any other covenant or agreement hereunder, then the prevailing party shall be entitled to all reasonable attorneys’ fees and other expenses incurred by it in enforcing such obligations and/or collecting such amounts.

6.3 Waiver of Jury Trial. Tenant and Subtenant each hereby waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any matter arising out of or with respect to this Sublease.

6.4 Default Under Lease. Subtenant represents that Landlord has agreed to accept Subtenant’s cure of a default by Tenant under the Lease as the cure thereof by Tenant. In connection therewith, Tenant agrees that Subtenant shall have the right to cure any default by Tenant under the Lease that has continued beyond the applicable notice and/or cure period set forth in the Lease, on the following terms and conditions: With respect to a monetary default by Tenant under the Lease that has continued beyond the applicable notice and/or cure period set forth in the Lease, Subtenant shall notify Tenant in writing contemporaneously with Subtenant’s exercise of its right to cure such default. With respect to a non-monetary default by Tenant under the Lease that has continued beyond the applicable notice and/or cure period set forth in the Lease, prior to curing any such default, Subtenant shall notify Tenant in writing of Subtenant’s intent to cure such default, which notice shall also include a reasonably detailed statement of the manner in which Subtenant intends to cure such default. If Tenant does not commence and thereafter diligently pursue the cure of such failure promptly after receipt of Subtenant’s notice, then Subtenant may pursue the cure of such failure in the manner set forth in its statement; provided, however, that Subtenant’s cure of such default shall be in accordance with the terms and provisions of the Lease and this Sublease (including, without limitation, any consent or approval rights of Landlord and Tenant relating to the performance of alterations).

7. Miscellaneous Provisions.

7.1 Tenant’s Rights of Access. Tenant shall have the right to enter upon the Subtenant’s Premises upon reasonable advance oral notice being given to a responsible official of Subtenant unless in the event of an emergency (in which event no notice shall be required). Tenant shall use commercially reasonable efforts to minimize disruption to Subtenant’s use of the Subtenant’s Premises in exercising Tenant’s rights under this Section 7.1.

7.2 Notice. Any notice or consent required to be given by or on behalf of any party hereto to any other party shall be in writing and mailed by registered or certified mail, return receipt requested, or sent by air courier or same-day delivery service or personal hand delivery, addressed as follows:

If to Tenant:	Sylvan Learning Systems, Inc.
1001 Fleet Street
Baltimore, Maryland 21202
Attn: Real Estate Department

With a copy to:	Sylvan Learning Systems, Inc.
1001 Fleet Street
Baltimore, MD 21202
Attn: Legal Department

If to Subtenant:	Educate, Inc.
c/o Apollo Advisors, L.P.
1301 Avenue of the Americas, 38th Floor
New York, NY 10019
Attn: Laurence M. Berg

With a copy to:	Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attn: Jeffrey H. Cohen, Esq.

or at such other address as a party may specify from time to time in writing in accordance with this notice provision.

7.3 Movement of Employee Groups; Initial Remodeling of Subtenant’s Premises. Tenant and Subtenant acknowledge that (a) as more particularly set forth in the Agreement, effective as of the Commencement Date, certain personnel theretofore employed by Tenant shall become employees of Subtenant (the “New Subtenant Employees”), (b) certain of the New Subtenant Employees currently have work stations in the Leased Premises but outside the Subtenant’s Premises (the “Relocating Subtenant Employees”), (c) certain employees of Tenant that are not becoming employees of Subtenant currently have work stations in the Subtenant’s Premises (the “Relocating Tenant Employees”) and (d) it will be impractical to relocate the Relocating Subtenant Employees to the Subtenant’s Premises and the Relocating

Tenant Employees from the Subtenant’s Premises on the Commencement Date. Tenant and Subtenant shall use commercially reasonable efforts, and shall cooperate reasonably, to relocate the Relocating Subtenant Employees to the Subtenant’s Premises and the Relocating Tenant Employees from the Subtenant’s Premises within ninety (90) days after the Commencement Date. For the purposes of this Sublease (including, without limitation, the insurance and indemnity provisions hereof), any portion of the Subtenant’s Premises occupied by Relocating Tenant Employees pursuant to the foregoing provisions of this Section 7.3 shall be deemed not to constitute a portion of the Subtenant’s Premises for the period of such occupancy and any portion of the Leased Premises occupied by Relocating Subtenant Employees shall be deemed to constitute a portion of the Subtenant’s Premises for the period of such occupancy; provided, however, that the Sublease Rent shall not be adjusted on account thereof. Tenant’s facilities department shall coordinate the relocation of the Relocating Tenant Employees and the Relocating Subtenant Employees and, after the Commencement Date, shall perform an initial remodeling of the Subtenant’s Premises as requested in writing by Subtenant (subject to Tenant’s reasonable approval thereof and compliance with the provisions of the Lease). Upon Tenant’s written request from time to time, Subtenant shall promptly reimburse Tenant, as additional rent, for the out-of-pocket costs paid by Tenant to third parties in connection with relocating the Relocating Subtenant Employees to the Subtenant’s Premises and performing such remodeling. Each such request shall be accompanied by reasonable supporting documentation.

7.4 Parking. During the twelve (12) month period commencing on the Commencement Date, Tenant’s facilities department shall provide the New Subtenant Employees (whether or not such employees are located within the Subtenant’s Premises) with garage parking spaces and/or surface parking spaces, without extra charge (it being understood that certain parking costs are being reimbursed to Tenant pursuant to Section 2.1 above), of the same type and location that Tenant’s facilities department is providing the New Subtenant Employees with immediately prior to the Commencement Date. Prior to the expiration of such twelve (12) month period, Tenant and Subtenant shall negotiate in good faith to determine (and, after the expiration of such period, to implement) a commercially reasonable allocation between Tenant and Subtenant of the garage parking spaces and the surface parking spaces granted to Tenant under the Lease and under that certain Amended and Restated Parking Agreement, dated as of June 2000, by and between Landlord and Tenant, as supplemented by that certain letter dated June 21, 2002, from Landlord’s agent to Tenant (as so supplemented, the “Parking Agreement”); provided, however, that such allocation shall not cause any New Subtenant Employee to have the type or location of its parking changed from that provided to it by Tenant’s facilities department immediately prior to the Commencement Date. Subtenant understands that all surface parking adjacent to the Leased Premises is subject to relocation by the Landlord as the area surrounding the Leased Premises is developed. Tenant’s ability to provide surface parking under this Sublease shall be subject to the Landlord’s ability to provide a parking solution as part of its development plan. As this development occurs, Subtenant shall relocate the above referenced surface spaces, or any portion of said surface spaces, in accordance with the requirements of the Lease. In the event Subtenant chooses not to relocate its surface spaces in accordance with the requirements of the Lease, Tenant shall be relieved of the requirement to provide surface parking of any kind under this Sublease.

7.5 Successors and Assigns. All covenants, promises, conditions, representations and agreements herein contained shall be binding upon, apply, and inure to the parties hereto and their respective successors and permitted assigns.

7.6 Cooperation by the Parties. The parties hereto agree to cooperate in good faith to transition the Subtenant’s Premises from Tenant to Subtenant in a manner least disruptive to their respective businesses.

7.7 Quiet Enjoyment; Tenant Default under Lease. Tenant agrees that for solong as Subtenant is not in default under this Sublease beyond any applicable cure period, Subtenant’s quiet enjoyment of the Subtenant’s Premises shall not be disturbed or interfered with by Tenant or anyone claiming through Tenant. Tenant irrevocably authorizes and directs Subtenant, upon receipt of written notice from Landlord stating that an Event of Default has occurred, to pay to Landlord the Sublease Rent. Tenant agrees that Subtenant may rely upon any such notice from Landlord without any obligation to inquire as to the accuracy of the same, and that Tenant shall have no claim against Subtenant for any such rent paid by Subtenant to Landlord following receipt of such notice.

7.8 Signage. Tenant and Subtenant shall use reasonable, good faith efforts to agree on an allocation between them of (a) the area of Tenant’s existing exterior Building signage, (b) the costs of changing the display design of such signage once an allocation of the area of such signage is agreed to and (c) the costs of subsequently maintaining such signage. Tenant’s exterior Building signage existing as of the date of the Agreement shall remain in place until agreement is reached on such matters. Each of Tenant and Subtenant acknowledges and agrees that (i) the size, shape and illumination of rooftop signage must be mutually agreed to by Landlord and Tenant pursuant to Section 10(b) of the Lease and may be subject to review and approval by Baltimore City and (ii) the ground level exterior signage is subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, in accordance with Section 10(c) of the Lease. Tenant agreed to exercise reasonable, good faith efforts to obtain Landlord’s agreement to any signage proposed by Subtenant for its allocated signage area and to cooperate with Subtenant in obtaining any necessary permits or other approvals from Baltimore City with respect thereto; provided, however, that in both cases Tenant shall not be required to incur any risk, cost or expense in so doing.

7.9 Abatement of Rent. Tenant agrees that if (a) Tenant receives an abatement of Basic Rent and/or Operating Expenses pursuant to the Lease and (b) such abatement relates to all or a portion of the Subtenant’s Premises, then, with respect to the period that such abatement relates to all or a portion of the Subtenant’s Premises, Subtenant shall receive an abatement of the Sublease Rent based on (x) the ratio the affected area of the Subtenant’s Premises bears to the affected area of the Leased Premises and (y) the ratio the portion of the Sublease Rent derived from the Basic Rent and/or Operating Expenses payable under the Lease bears to the entire Sublease Rent.

7.10 Hold-Over. Upon the Expiration Date or sooner termination of this Sublease, Subtenant shall quit and surrender the Premises to Tenant in the condition such Premises were in as of the commencement of the Term, broom clean, ordinary wear and tear excepted. If Subtenant shall not immediately surrender the Subtenant’s Premises at the end of the Term, then Subtenant shall, by virtue of this Sublease, become a tenant at sufferance at a monthly rental equal to one hundred fifty percent (150%) of the Sublease Rent, commencing with the first day following the end of the Term. Subtenant, as a tenant at sufferance, shall be subject to all of the conditions and covenants of this Sublease as though the tenancy had originally been a monthly tenancy. Without limiting the generality of Section 3.1 above, and notwithstanding anything to the contrary contained in this Section 7.10, Subtenant specifically agrees to be responsible for, and indemnify and hold Tenant harmless from and against, all costs incurred by Tenant under the Lease (including, without limitation, holdover rent for the entire Premises, to the extent charged by Landlord) as a result of Subtenant’s failure to surrender the Subtenant’s Premises on the Expiration Date.

7.11 Landlord’s Consent. Tenant and Subtenant each acknowledge and agree (a) that this Sublease is subject to, and will not be effective without the receipt of, the written consent of Landlord in accordance with the terms of the Lease, and (b) that Landlord’s consent to this Sublease shall not create any contractual liability or duty on the part of Landlord to Subtenant, and shall not in any manner increase, decrease or otherwise affect the rights and obligations of Landlord and Tenant, as landlord and tenant under the Lease, with respect to the Leased Premises. This Sublease is subject and subordinate to the Lease and to the matters to which the Lease is or shall be subordinate.

7.12 Tenant’s Right of First Negotiation Under the Lease. In the event that (a) pursuant to Section 36 of the Lease, Landlord notifies Tenant of unleased space in the Building and (b) Tenant, in its sole and absolute discretion, elects not to lease such space, then Tenant shall request in writing that Landlord enter into a direct lease with Subtenant with respect to such space.

7.13 Facilities Services. From and after the Commencement Date, Tenant shall provide facilities services (including reception services, mailroom services and similar services) to the Subtenant’s Premises; provided, however, that either party, at its election, may cause Tenant to cease providing facilities services to the Subtenant’s Premises at any time after the third (3rd) anniversary of the Commencement Date by giving not less than sixty (60) days’ prior written notice thereof to the other party. At any time that Tenant is providing facilities services to the Subtenant’s Premises, the costs thereof (including, without limitation, the Basic Rent and Operating Expenses under the Lease that are allocable to Subtenant’s proportionate share of the mail room and cafeteria located on the 4th floor of the Leased Premises, which proportionate share contains an agreed upon 1,400 rentable square feet) shall be reimbursed to Tenant through inclusion as a component of Sublease Rent, as more particularly set forth in Section 2.1 above.

7.14 Roof Option. In the event that, pursuant to Section 41 of the Lease, Landlord notifies Tenant of available space on the Roof, Tenant shall promptly deliver a copy of such notice to Subtenant. If Subtenant promptly notifies Tenant that Subtenant desires to use the available Roof space (or a portion thereof), Tenant shall exercise its rights with respect to such space (or a portion thereof) and, subject to the terms of the Lease, shall make such space (or, at Tenant’s election, fifty percent (50%) of such space if Subtenant has asked to use the entire available Roof space and Tenant wants to use the same) available to Subtenant.

Subtenant’s use of space on the Roof shall be at Subtenant’s sole cost and expense (with Subtenant paying to Tenant, as additional rent, a proportionate share of the amounts charged Tenant by Landlord for use of all such Roof space) and subject to the terms and conditions set forth in the Lease. The term “Subtenant’s Roof Space” shall mean all Roof space used by Subtenant.

IN WITNESS WHEREOF, the parties have executed this Sublease under seal as of the day and year first above written.

WITNESS:	Sylvan Learning Systems, Inc.

[ILLEGIBLE]	By	/s/ Sean R. Creamer		(SEAL)
		Name:	Sean R. Creamer
		Title:	Senior Vice President and Chief Financial Officer

WITNESS:	Educate Operating Company, LLC

	By			(SEAL)
		Name:	Aaron Stone
		Title:	Vice President

IN WITNESS WHEREOF, the parties have executed this Sublease under seal as of the day and year first above written.

WITNESS:	Sylvan Learning Systems, Inc.

	By			(SEAL)
		Name:	Sean R. Creamer
		Title:	Senior Vice President and Chief Financial Officer

WITNESS:	Educate Operating Company, LLC

	By	/s/ Aaron Stone		(SEAL)
		Name:	Aaron Stone
		Title:	Vice President

EXHIBIT A

Subtenant’s Premises

All of the rentable area on the 8th and 9th floors of the Building.

EXHIBIT B

Lease and Parking Agreement

[To be attached]

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